Exhibit 99.1

CapitalSouth Bancorp Announces Higher Fourth Quarter Provision for Loan Losses

BIRMINGHAM, Ala.--(BUSINESS WIRE)--CapitalSouth Bancorp (NASDAQ-GM: CAPB) today announced that the Company recorded a provision for loan losses of $2.1 million for the fourth quarter of 2007, an increase of $1.1 million over the third quarter of 2007. CapitalSouth's decision to increase its provision was prompted by credit quality concerns stemming from deteriorating economic conditions and increased weakness in the residential real estate sector. For the fourth quarter of 2007, annualized net charge-offs remained modest at 0.10% of average loans and 0.07% of period-end loans. Non-performing assets increased to $17,430,269 during the fourth quarter from $8,096,000 at the end of the third quarter of 2007. Accordingly, the Company strengthened its allowance for loan losses to 1.43% of loans from 1.13% at September 30, 2007.

Commenting on the announcement, W. Dan Puckett, Chairman and Chief Executive Officer, stated, "Clearly, changes in the economy have affected the markets we serve. We have seen a marked slowdown in residential real estate sales in all of our markets, which impacts commercial borrowers involved in the development and construction industry. However, we have taken steps to mitigate the impact by adding a specialist to work exclusively with problem credits. Also, we believe our actions to boost the provision for loan losses and strengthen our allowance for loan losses further demonstrate our resolve to address these issues quickly and as completely as we can based on current information available to us. Importantly, even with these aggressive steps to meet credit quality concerns, our fourth quarter results will show that CapitalSouth remains well positioned to pursue its strategies for growth over the long term."

Approximately 9% of CapitalSouth's loan portfolio is composed of residential construction loans, with 27% of those loans for construction projects on the borrowers' personal residences and approximately 9% of the portfolio is for residential acquisition and land development loans.

The Company also said it is currently evaluating its goodwill, principally created in connection with CapitalSouth's acquisition of Monticello Bancshares, to determine if there has been any impairment under the requirements of Statement of Financial Accounting Standards No. 142. The analysis was triggered by the significant adverse change in the business climate and the decline in the Company’s overall market capitalization. The Company notes that goodwill and the related impairment, if any, will have no impact on regulatory capital levels of the Company or CapitalSouth Bank. The analysis should be completed by mid- to late February and will be announced with year-end results.

CapitalSouth Bancorp is a bank holding company operating 10 full-service banking offices, one mortgage origination office, and one loan production office through its bank subsidiary, CapitalSouth Bank, with offices in Birmingham, Huntsville, and Montgomery, Alabama, and Jacksonville, Florida, as well as a loan production office in Atlanta, Georgia, and Mortgage Lion, Inc., a wholesale mortgage origination operation based in Fitzgerald, Georgia. CapitalSouth Bank targets small to medium-sized businesses in the markets it serves. CapitalSouth Bank also operates "Banco Hispano," providing financial services to the growing Latino community. CapitalSouth Bank offers SBA lending services and other loan programs for business owners through its Business Capital Group, which operates through full-service offices as well as the loan production office. CapitalSouth Bank also provides Internet banking services at www.capitalsouthbank.com as well as personal investment services.

This press release contains "forward-looking" statements as defined by the Private Securities Litigation Reform Act of 1995, which are based on CapitalSouth's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. CapitalSouth undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new, updated information, future events, or otherwise.

CONTACT:
CapitalSouth Bancorp
W. Dan Puckett, Chief Executive Officer, 205-870-1939
or
Carol Marsh, Chief Financial Officer, 205-870-1939